UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
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DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

ROBERT B. LADD JONATHAN A. FOLTZ MICHAEL KARPF, M.D. PAUL WILLIAM FREDERICK NICHOLLS FRED S. ZEIDMAN LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP

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LADDCAP ISSUES LETTER TO STOCKHOLDERS
FROM BOARD NOMINEE JONATHAN A. FOLTZ ASKING FOR VOTE
AND DETAILING PLANS FOR THE FUTURE

Asks Stockholders to Vote for Positive Change by Returning the BLUE Consent Card

New York, August 30 - Laddcap Value Partners LP today announced that it issued the following letter to Delcath Systems, Inc.’s (Nasdaq: DCTH) stockholders. The letter, from former Delcath consultant and current Board of Director nominee Jonathan A. Foltz, details transition plans and future goals for Delcath. Laddcap is asking its fellow Delcath stockholders for their written consent to remove and replace Delcath’s current Board of Directors with its slate of experienced nominees who will work with a sense of urgency to advance Delcath’s technology and who will bring a new drive to increase stockholder value in the near and long-term. Laddcap is asking Delcath stockholders to return their BLUE Consent Card and disregard the gold card distributed by management.

Dear Fellow Delcath Stockholders:                                                                                   August 30, 2006

My name is Jonathan Foltz. I am one of the Board of Directors nominees for the Laddcap Value Partners LP consent solicitation. My fellow nominees and I are seeking your support to remove Delcath’s current Board and replace them with new directors who will work with a sense of urgency to advance Delcath’s technology and who will bring a new drive to increase stockholder value in the near and long-term. Please support the new slate of directors by returning your BLUE Consent Card today.

Over the last few weeks my family and I have suffered from an attack by Delcath. An attack, which in my opinion, is made up of misinformation and innuendo and is designed to impugn my character and integrity and weaken my resolve to serve on your Board. I think the use of Delcath’s money to attempt to silence its opposition by filing an unwarranted lawsuit is wrong. I intend to vigorously defend myself against Delcath’s meritless allegations. I am committed to sitting on your Board of Directors and advancing Delcath’s technology as rapidly as possible to commercialization.

I have been involved with Delcath since 1989 when the founders still had a meaningful role. I remember Rusty Bodden, one of the inventors of Delcath’s device, describing inoperable cancer of the liver as “rapidly and universally fatal.” Rusty’s statement remains accurate seventeen years later. I want to see Delcath’s device come to market. I will endure current management’s attacks in the hope we can finally put the device in the hands of doctors and their patients.

Since Mr. Koly has repeatedly threatened to quit, I have been asked by numerous stockholders if I would be willing to step in and run Delcath. If asked by the Board, I am committed to fill this leadership role, on at least, an interim basis. Ironically, prior to requesting an end to my consulting relationship, Mr. Koly initiated several discussions regarding his desire to see me assume this leadership position at Delcath.

The focus on Mr. Koly, Delcath’s current CEO, sadly pushes to the background the efforts of Delcath’s other employees and advisors. These people have labored, sometimes in spite of management obstacles, to propel Delcath’s device toward approval and commercial use. These employees and advisors have done so because they, like myself, like Delcath’s founders, and like our fellow stockholders, recognize the extraordinary promise for Delcath’s technology to change the way chemotherapy is administered to the critically ill.

While I am no longer providing services to Delcath, I believe that my professional relationships with Delcath’s employees, manufacturers and advisors, several of whom I brought to Delcath, remain strong. As the primary Delcath contact throughout much of the past decade, I am confident they will continue to work with me to contribute their best effort to Delcath even if Mr. Koly quits. Yesterday, I spoke directly with the Principle Investigator at the National Cancer Institute (“NCI”), and the proposed Principle Investigator at the University of Maryland. Based on these conversations, I am confident that they both will continue to work with Delcath going forward. I am committed to improving Delcath’s relationship with governmental regulators. In my opinion and based on personal experience, it is better to cooperate with governmental regulators than to take an adversarial approach.

I am pleased to see that Delcath has recognized the qualifications and potential contributions of Dr. Seymour Fein.  I have long considered him an asset to Delcath.  I believe his expanded role as Chief Scientific Officer is an opportunity for Delcath to emphasize the science in support of broader applications for isolated perfusion. I look forward to the opportunity of working with Dr. Fein again. Unlike Mr. Koly, Dr. Fein has not stated that he would quit should Delcath’s current Board be replaced.

Mr. Koly has suggested that Laddcap’s future plans match those that Delcath has presented in the past. In my opinion, this claim is fair but ignores that Delcath has not acted on those plans with any sense of urgency - if at all. For example, applying Delcath’s technology against hepatitis makes more sense now than when Delcath first suggested it many years ago. However, for some inexplicable reason, Delcath has failed to initiate development. Mr. Koly has stated that he had a dialogue with the NCI about this application, but it is unclear what, if anything, Mr. Koly hoped the NCI would do about an infectious disease that is handled by an entirely different institute within the National Institutes of Health. Similarly, Delcath has made no effort to continue early research on isolated limb perfusion. Only by completing proof of principle studies will Delcath be able to attract a quality corporate partner on reasonable terms. In my opinion, the problem is not with Delcath’s current plan; it is with current management’s lack of implementation.

Last week’s announcement that the Methodist Health Care System agreed to participate in clinical trials, the first new site announced since the 2003 Sydney Melanoma Unit Approval, is an indication that physicians still believe in Delcath’s technology.  However, I remain convinced that the Phase III trial using melphalan, for which the NCI is currently recruiting patients nationwide, is the fastest path for commercialization. It requires only 92 patients; it has obtained both Fast Track and SPA designations and benefits from a control design preferred by the physicians.  I am therefore concerned that a larger 122 patient melanoma trial only serves to draw potential metastatic melanoma patients away from the NCI trial.  This can only slow and therefore delay the first FDA approval.  I would have hoped that Delcath would have taken the time and effort to either correct the control arm deficiencies in the FDA approved Phase III doxorubicin protocol for primary liver cancer, which represents a major treatment market overseas, or work with physicians to prepare a meaningful trial with another agent which would not specifically draw away melanoma patients from the NCI.

I believe that it is time for a change. If you agree, it is important that you return your BLUE Consent Card today. The sooner a new Board takes office, the sooner Delcath can take immediate and constructive steps towards commercializing its technology and creating real short and long-term value for its stockholders.

If elected to Delcath’s Board, I will seek to, among other things,

•	Motivate Delcath’s founders, employees and advisors to bring Delcath’s technology to market

•	Advance the SPA trial at a more rapid pace by increasing resources to speed patient recruitment

•	Initiate development of new applications

•	Stop wasteful spending on lawsuits

•	Communicate to stockholders on a regular, timely and transparent basis

•	Communicate to other potential investors, what current Delcath stockholders already know, that Delcath is undervalued with a tremendous potential

OPEN CONFERENCE CALL

As Laddcap has previously stated, Laddcap and I believe it is important to maintain an open and on-going dialogue with stockholders. Therefore, representatives of Laddcap’s proposed slate of directors will be available on a conference call on September 6th at 4:30 p.m. (E.T.). Dial 1-888-550-5602 and enter code 0981 2532 for access to the call.

CONTACT LADDCAP

If anything in this letter or in other materials you may receive from Laddcap or Delcath raises any questions for you, please contact Laddcap. Laddcap wants to hear from you, hear your views concerning Delcath and answer any questions that you may have about its proposals or its slate of directors. Therefore, please call, write, fax or email Laddcap your name, address, email address and number of shares of Delcath stock you held on July 27, 2006; please also include your phone number. Laddcap’s contact information is set forth below or you may call its consent solicitor, The Altman Group toll free at (800) 581-5375.

Thank you for your support,

               Jonathan A. Foltz

PLEASE SIGN, DATE AND RETURN YOUR BLUE CONSENT CARD

If you have any questions or require any assistance in executing your written consent, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

Laddcap Value Partners LP
650 Fifth Avenue, Suite 600
New York, NY 10019
(212) 259-2070
info@laddcapvalue.com

In connection with Laddcap’s consent solicitation, on August 17, 2006 Laddcap filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “SEC”). In addition, Laddcap may file other consent solicitation materials regarding this consent solicitation. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Definitive consent solicitation statements and BLUE consent cards have been mailed to Delcath stockholders. Stockholders are also able to obtain a free copy of the definitive consent solicitation statement at the SEC’s website, www.sec.gov. The definitive consent solicitation statement may also be obtained free of charge from Laddcap’s offices by contacting Laddcap via the contact information set forth above.

PLEASE SIGN, DATE AND RETURN YOUR BLUE CONSENT CARD